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                                                                EXHIBIT 10.1
             AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

                                June 24, 2003

President Casinos, Inc.
800 N. First Street
St. Louis, MO 63102
Attn:  Mr. John S. Aylsworth

Re:   President Broadwater Tower
      2110 Beach Boulevard
      Biloxi, MS

Gentlemen:

This Offer to Purchase (the "Letter") constitutes a proposal from Site Realty Inc., a California corporation, a subsidiary of Morgan Niko, Inc., a California corporation (the "Buyer") to purchase from President Broadwater Hotel, LLC, a Mississippi limited liability company (the "Seller") and an indirectly owned subsidiary of President Casinos, Inc., a 100% fee simple interest in the property commonly referred to as the President Broadwater Tower, a 179-room hotel, situated on 10 acres 25 feet north of the U.S. Highway 90 right-of-way (except for the southeasterly ten (10) feet of the Property where the Property shall abut the U.S. Highway 90 right-of-way) known as 2110 Beach Boulevard, Biloxi, Harrison County, Mississippi (the "Property"), as more particularly described in Exhibit A, attached hereto and by reference incorporated herein, and an access and utility easement over the 25-foot strip separating most of the Property from U.S. Highway 90, and the furniture, fixtures and equipment located on the Property and owned by Seller (the "Personal Property"). This proposal supersedes any other previous written or oral proposals or communications between the parties.

  1.  Purchase Price and Terms

  The Purchase Price for the Property and the Personal Property shall be Six Million Five Hundred Thousand Dollars ($6,500,000) (the "Purchase Price"), payable as follows:

  1.1 An earnest money deposit of Sixty-Five Thousand Dollars ($65,000) to be deposited in escrow within five (5) business days of opening escrow, as provided for herein;

  1.2 An additional earnest money deposit of Sixty-Five Thousand Dollars ($65,000) to be deposited in escrow upon approval of contingencies for a total deposit in escrow of One Hundred Thirty Thousand Dollars ($130,000);

  1.3 The remainder of the purchase price to be deposited in escrow in the amount of Six Million Three Hundred Seventy Thousand Dollars ($6,370,000), five (5) days prior to the anticipated close of escrow.

  2.  Agreement to Convey

  Seller agrees to convey, and Buyer agrees to accept, on the Date of Closing:
(a) title to the Property, subject to the Permitted Exceptions (as hereinafter


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defined) by Special Warranty Deed; and (b) title to the Personal Property by
Bill of Sale. Such Deed shall expressly state that no interest is conveyed in the U.S. Highway 90 right-of-way nor in the area south of such right-of-way nor in a 25-foot strip north of said right-of-way extending from the west side of the Property to a point 10 feet east of the east side of the Property, and that Seller and its successors and assigns retain such rights and the exclusive right to lease all uplands, tidelands and fastlands south of the Property, that Buyer acquires no littoral or riparian rights, nor other property rights of any kind in such area, all of which are retained by Seller, and that, if requested by Seller, Buyer will grant to Seller, its successors and assigns an exclusive perpetual easement over such area for all lawful uses.

  3.  Contingency Period

  Commencing upon execution of this Letter, Buyer shall have a 90-day period (the "Contingency Period") and a right of entry to the Property that shall continue through close or termination of escrow. Seller shall cooperate with Buyer during the Contingency Period by supplying Buyer with any title policies or reports, surveys, legal description of the property, aerial photos, environmental or geo-technical reports, CC&R's, all applicable leases and leasing information, governmental notices of any type or character in Seller's possession, all at no cost to Buyer.

  3.1 If Buyer, in Buyer's sole and absolute determination, during the Contingency Period finds the development of the Property not to be feasible, or any contingency items are disapproved, then and in that event Buyer may cancel this transaction without penalty and will provide written notice of such disapproval or termination of the contract to Seller and thereafter Buyer's deposit shall be returned and neither party shall have any further rights or responsibilities to the other.

  3.2 Seller shall make available to Buyer all books, records, legal documents and other information accessible to or known by Seller to be available within thirty (30) days from the date of the Agreement, all at no expense to Buyer. Buyer may copy any records, property infrastructure data, and plans prepared by Seller or in Seller's possession.

  4.  Contingencies

  Buyer's obligation to close escrow will be subject to, but not limited to, Buyer's approval or waiver of the following contingencies, during the Contingency Period. Approval or waiver shall be in the sole and absolute discretion of Buyer. If Buyer does not approve or waive and make the additional deposit provided by Section 1.2 by the end of the Contingency Period, Buyer shall be deemed to have disapproved, Buyer's initial deposit shall be refunded, and neither party shall have any further obligation to the other.

  Except as otherwise specified in this Section 4, Buyer shall have not less than sixty (60) days from receipt of data applicable to each contingency item to be supplied by Seller, but with respect to items to be obtained by Buyer no more than ninety (90) days from acceptance of this Letter, to approve or disapprove each contingency called for herein. The contingencies are:

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  4.1  Buyer's approval of a title insurance commitment and extended coverage supplemental title report, if available, covering the Property and all underlying exceptions to be provided by Seller at Seller's expense within fifteen (15) days of the commencement of the Contingency Period. Buyer shall give Seller notice of objection in respect of any title exceptions unacceptable to Buyer within thirty (30) days of the commencement of the Contingency Period. Seller shall have the right but not the obligation to cure Buyer's title objections within sixty
       (60) days after receiving Buyer's notice of objection.

  4.2 Buyer acknowledges receipt of a Phase I Environmental Site Assessment prepared by Hazclean Environmental Consultants of Jackson, Mississippi. Within thirty (30) days of execution of this letter, Seller shall obtain at Seller's cost a letter updating such Assessment and permitting Buyer and Buyer's lender to rely thereon. Thereafter Seller shall obtain at Seller's expense such Phase II and/or Phase III studies as may be called for in the Phase I assessment. Seller shall provide any environmental, biological, airport or traffic studies in its possession.

  4.3 Within thirty (30) days of execution of this Letter Seller shall obtain at Seller's cost a current ALTA qualifying survey of the Property.

  4.4 Within ninety (90) days from execution of this Letter, and at no cost to Seller, Buyer shall complete and approve or disapprove of engineering and feasibility studies for Buyer's intended use of the Property as a hotel consisting of 75 hotel rooms, approximately 25,000 square feet of commercial space and approximately 150 condominiums to be built on the rear of the Property. Should Buyer disapprove of the costs or conditions involved, Buyer shall deliver to Seller all of Buyer's work product at no charge to Seller.

  4.5 Buyer's approval of any existing or proposed assessments to the property or planned dedications of streets or utility easements.

  4.6 Buyer's approval of all documentation: affecting the Property, including but not limited to, review of all documents set forth on Exhibit B, attached hereto and by reference incorporated herein.

  4.7 Site inspections by Buyer's personnel or other professionals engaged by Buyer at no cost to Seller.

  4.8 Seller shall deliver the subject property to Buyer free and clear of any liens, leases or encumbrances of any kind except those approved in writing by Buyer.

  4.9 Estoppel certificates in form and substance satisfactory to Buyer signed by 90 percent of the tenants of the Property; and

  4.10 Upon the approval of items 4.1 to 4.9 during the Contingency Period, the close of escrow shall be contingent upon all such items being substantially unchanged at the time of close of escrow.

  5.  Warranties

  5.1  Buyer acknowledges that Seller has not made and does not make and is

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       unwilling to make any express or implied representations or warranties as to the present, past or future physical condition, income, expenses, operation, legality of occupancy or any other matter affecting or related to the Project, except for the warranties specifically set forth in this Letter. Buyer agrees to purchase the Project in its "AS IS" condition. Buyer has not relied upon, and Seller is not liable or bound in any manner, by any verbal or written statements, representations, real estate brokers' "setups" or information pertaining to the Project furnished by any real estate broker, agent, employee, or other persons unless the same are expressly set forth in this Letter. The delivery of the deed by Seller, and the acceptance of the deed by Buyer, shall be deemed to be the full performance and discharge of every obligation of Seller to be performed under this Letter prior to the Closing Date and the truth or waiver of every representation or warranty made by Seller in this Letter or in any Exhibit attached hereto or in any document, certificate, affidavit or other instrument delivered by Seller or its agents at or in connection with the Closing.

  5.2  Express Warranties.  Seller warrants as follows:

    5.2.1 Leases. The Property is subject to no leases except as listed on Exhibit C, attached hereto and incorporated by reference herein.

    5.2.2 Service Agreements. There are no service agreements which are not terminable at or before Closing except as listed on Exhibit D, attached hereto and incorporated by reference herein.

    5.2.3 Litigation. To the knowledge of Seller, no litigation is pending or threatened which affects the Property, except as listed on Exhibit E, attached hereto and incorporated by reference herein.

    5.2.4 Code Violations. To the knowledge of Seller, Seller has received no notices of uncorrected zoning or building violations or notices of violation or other material notices or communications from governmental or quasi-governmental authorities or insurance underwriting agencies in respect of the Property, except as listed on Exhibit F, attached hereto and incorporated by reference herein.

    5.2.5 Environmental. Seller has no knowledge of the existence or prior existence on the Property of any Hazardous Substance, except as described in the environmental assessment and update letter described above. "Hazardous Substance" is defined as any substance whose nature and/or quantity of existence, use, manufacture, disposal or effect, render it subject to Federal, state or local regulations, investigation, remediation or removal as potentially injurious to public health or welfare.

    5.2.6 Lender Release. Seller will use commercially reasonable efforts to obtain the agreement of the holder of the first deed of trust encumbering the Property to release the Property at Closing upon receipt of the Purchase Price, less commissions, adjustments and prorations.

    5.2.7  Knowledge.  The knowledge of Seller means the knowledge of Craig
           Adams.

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    5.2.8  Survival.  The foregoing warranties shall survive the Closing by eighteen (18) months.

  6.  Escrow

  Within five (5) business days after Seller provides evidence to Buyer that the holder of the first deed of trust encumbering the Property has agreed to release such deed of trust at Closing upon receipt of the Purchase Price, less commissions, prorations and adjustments, the Parties shall open Escrow (the "Escrow") for the purchase and sale of the property. First American Title
Insurance Company,             ,             ,             (the "Title
Company") shall be escrow holder and shall provide Preliminary and Final Title reports and issue a Title Policy. If such agreement is not received within forty-five (45) days after execution of this Letter by both parties, this Letter shall be of no further effect and neither party shall have any obligation to the other.

  7.  Closing

  Subject to the provisions of this Letter, the Closing Documents (as hereinafter defined) shall be delivered by 12:00 noon, central time, on the business day that is fifteen (15) days after the approval of all contingencies set forth herein (the "Approval Date"). The "Date of Closing" or "Closing" shall take place within thirty (30) days thereafter at the office of an agent of the Title Company, unless otherwise agreed upon in writing. Contact for all title insurance requirements should be made through the following office:
Rowan H. Taylor, Jr., P.A., 3670 Lakeland Lane, Jackson, Mississippi 39216,
(601) 366-8200.

  8.  Adjustments and Prorations

  All taxes, including, without limitation, real estate taxes and personal property taxes, collected rents, charges for utilities, including water, sewer, and fuel oil, and for utility services, maintenance services, maintenance and service contracts, all operating costs and expenses, and all other rents, income, costs, and charges of every kind which in any manner relate to the ownership of the Property (but not including insurance premiums) shall be prorated to the Date of Closing, except that, if Seller does not receive the Purchase Price (by receipt of wired funds or by receipt in hand of an official bank cashier's check) on the Date of Closing, all prorations shall be made as of the following business day. If the amount of said taxes, assessments, or rents is not known on the Date of Closing, they shall be apportioned on the basis of the amounts for the preceding year, with a reapportionment as soon as the new amounts can be ascertained. If such taxes and assessments shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless otherwise agreed. Buyer shall be responsible for the payment of any assessments or notice of assessments made after the date of Date of Closing hereof for any public improvement, provided Buyer takes title hereunder. With respect to security deposits, if any, made by tenants at the Property and actually received in hand by Seller, Buyer shall receive credit therefore.
Any deposits on utilities paid by Seller shall be returned to Seller. The foregoing provisions of this Section 8 shall not apply to any taxes, assessments, or other payments, which are directly payable by tenants under

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their leases (if any) or reimbursable by such tenants to the owner of the
Property, as landlord, under their leases (if any). On the Date of Closing, Seller shall deliver to Buyer all inventories of supplies on hand at the Property owned by Seller, if any, at no additional cost to Buyer. Seller shall be responsible for and discharge as and when due all obligations related to the Property which had accrued at or prior to the Date of Closing.

  9.  Deliveries

  The parties shall deliver through escrow the following:

  9.1 Seller's Deliveries. Conditioned upon performance by Buyer hereunder, Seller shall execute and deliver to Buyer at Closing the following documents ("Seller's Closing Documents"):

    9.1.1 Deed. A special warranty deed conveying marketable title to the Property subject to the Permitted Exceptions;

    9.1.2 Bill of Sale. A bill of sale, assigning and transferring to Buyer all of the right, title, and interest of Seller in and to the Personal Property;

    9.1.3 Assignment of Leases. (i) the Leases which are still in effect as of Closing and any new Leases entered into pursuant to Section 7.3;
           (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; and (iii) an assignment of such Leases and security deposits, which will include an indemnification by Seller of Buyer for all landlord obligations accruing prior to the Date of Closing;

    9.1.4 Assignment of Contracts. (i) copies of all Contracts relating to the Property which Buyer has elected to assume; and (ii) an assignment of such Contracts, which will include an indemnification by Seller of Buyer for all owner obligations accruing prior to the Date of Closing;

    9.1.5 Non-Foreign Certificate. A certification that Seller is not a non-resident alien (a foreign corporation, partnership, trust, or estate as defined in the Internal Revenue Code and Treasury Regulations promulgated thereunder);

    9.1.6 Assignment of Warranties and Guaranties. An assignment of all transferable warranties and guaranties then in effect, if any, with respect to the Improvements or any repairs or renovations to such Improvements and the Personal Property being conveyed hereunder;

    9.1.7 Books and Records. All books and records relating exclusively to the Property or in the possession of Seller (other than any privileged, proprietary or confidential records), including without limitation plans and specifications and lease applications, as available; and

    9.1.8 Owner's Affidavit. An owner's affidavit and such other similar documents as are reasonably required from Seller pursuant to the Title Commitment as a condition precedent to the issuance of an owner's title insurance policy pursuant to the terms thereof.

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    9.1.9  Other Documentation.  All other documentation reasonably necessary to facilitate the Close of Escrow.

  9.2 Buyer's Deliveries. Conditioned upon performance by Seller hereunder, Buyer shall execute and deliver to Seller at Closing the following documents ("Buyer's Closing Documents"):

    9.2.1 Assumption of Leases. An Assumption of the Leases and Security Deposits, which will include an indemnification by Buyer of Seller for all landlord obligations accruing on or after the Date of Closing; and

    9.2.2 Assumption of Service Contracts. An assumption of the Contracts which Buyer has elected to assume, which will include an indemnification by Buyer of Seller for all owner obligations accruing on or after the Date of Closing.

  9.3 Other Closing Documents. Each party shall deliver to the other party or the Title Company such duly executed and acknowledged or verified certificates, affidavits, and other usual closing documents respecting the power and authority to perform the obligations hereunder and as to the due authorization thereof by the appropriate corporate, partnership, or other representatives acting for it, as counsel for the other party or the Title Company may reasonably request.

    9.3.1 Closing Documents. Seller's Closing Documents, Buyer's Closing Documents and the documents to be delivered pursuant to this Letter shall hereinafter be referred to as the "Closing Documents."

  10.  Failure to Close Escrow

  IF, AFTER APPROVAL OF CONTINGENCIES AS PROVIDED HEREIN, BUYER FAILS TO CLOSE ESCROW FOR ANY REASON OTHER THAN THE FAULT OF SELLER OR THE FAILURE TO APPROVE THE CONTINGENCIES SET FORTH HEREIN, THE DEPOSIT SHALL BE KEPT BY THE SELLER AS LIQUIDATED DAMAGES.

/s/ JSA    /s/ MM     [Seller's and Buyer's initials]
Should Seller fail to close as provided herein, Buyer may pursue all rights and remedies available to Buyer under applicable laws including specific performance or such damages as may be adjudicated by a court of law, provided that damages shall not exceed One Hundred Thirty Thousand Dollars
($130,000.00).

  11.  Escrow Instructions

  Escrow instructions shall provide for the following:

  11.1 Buyer and Buyer's agents shall have the right of entry into the Property during the Term of the Contract to perform tests and inspections of the Property as are deemed reasonable to Buyer, but shall keep the Property in a lien free condition and hold the Seller harmless from any claims that may result from Buyer's or Buyer's agent's actions in this regard. Unless extended as provided herein, Escrow shall close, the Purchase Price shall be tendered, and title to the Property shall be transferred not later than thirty (30) days after the Contingency Period, and closing shall be subject to the

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        following conditions:

    11.1.1 Title to the Property shall be free and clear of all liens and encumbrances except the Permitted Exceptions.

    11.1.2 All secured claims pertaining to the Property will have been discharged to the reasonable satisfaction of Buyer's counsel.

  11.2 Buyer's approval and/or waver of all contingencies set forth herein in Buyer's sole and absolute discretion.

  11.3  At close of escrow the parties shall bear their own customary costs.

    11.3.1  Seller shall pay for;
      11.3.1.1  Seller's Counsel
      11.3.1.2  All Recording Fees necessary to release liens
      11.3.1.3  Sale Commission
      11.3.1.4  Any and all Transfer Taxes
      11.3.1.5  One-half of escrow fees
      11.3.1.6 Basic title insurance premium and one-half cost of title insurance extended coverage
      11.3.1.7  Current survey

    11.3.2  Buyer shall pay for:
      11.3.2.1  Buyer's counsel.
      11.3.2.2  All costs related to Buyer's inspection reports
      11.3.2.3  Recording of Deed
      11.3.2.4  One-half cost of extended coverage
      11.3.2.5  One-half of escrow fees

    11.3.3  The following items shall be prorated as of the date of closing:
      11.3.3.1  All expenses, including property taxes.
      11.3.3.2  All rental income.

    11.3.4 All security deposits of any nature are to be transferred to Buyer.
      11.3.4.1 If any of the conditions set forth herein are not satisfied as of the close of escrow and as a result of this fact, Buyer elects to cancel, the Deposit shall be returned to Buyer and the escrow shall be canceled. Thereafter, neither party shall have any rights or responsibilities to the other. Should Buyer elect not to cancel, then and in that event, Buyer may seek all remedies available under applicable law including specific performance, provided that monetary damages shall be limited to $130,000.
      11.3.4.2 Purchase Price includes the Property and the Personal Property, including all plans, specifications, warranties, permits, marketing data and materials and other documentation pertaining exclusively to the Property to which the Seller may have access or have in its possession. At close of escrow, Seller shall deliver to Buyer an assignment of the documentation, a bill of sale for the personal property, and a special warranty deed of the Property.

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  12.  Casualties or Condemnation.

  In the event that prior to the Date of Closing either the Improvements are damaged or destroyed, in whole or in part, by fire or other cause, or any portion of the Property becomes the subject of a condemnation proceeding by a public or quasi-public authority having the power of eminent domain, then either (a) the parties shall proceed with the transaction contemplated herein, in which event Buyer shall be entitled to receive any insurance proceeds or condemnation awards, or (b) in the event such damage, destruction, or condemnation involves, in the reasonable estimation of Seller, a loss in an amount in excess of ten per cent (10%) of the Purchase Price, or loss of all or a material portion of access to the Property, Buyer then, at its option, may terminate this Letter by notice to the Seller within ten (10) days of Buyer's receipt of Seller's notice of such damage or proceeding, in which case the Deposit shall be refunded, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Letter, except as otherwise expressly provided herein.

  13.  Notices.

  All notices required or permitted to be given hereunder shall be in writing and sent by overnight delivery service (such as Federal Express), in which case notice shall be deemed given on the day after the date sent, or by personal delivery, in which case notice shall be deemed given on the date received, or by certified mail, in which case notice shall be deemed given three (3) days after the date sent, or by fax (with copy by overnight delivery service), in which case notice shall be deemed given on the date sent, to the appropriate address indicated below or at such other place or places as either Buyer or Seller may, from time to time, respectively, designate in a written notice given to the other in the manner described above.

          To Seller:        President Casinos, Inc.
                            800 N. First Street
                            St. Louis, MO 63102
                            Attn:  Mr. John S. Aylsworth
                            Facsimile No.:  314-622-3172
                            Telephone No.: 314-622-3140

          With Copy To:     Mr. Ralph Vaclavik
                            President Casinos, Inc.
                            800 N. First Street
                            St. Louis, MO 63102
                            Telephone No.:  314-622-3140

          With Copy To:     Gerard K. Sandweg, Esq.
                            Thompson Coburn LLP
                            One US Bank Plaza
                            St. Louis, MO  63101
                            Facsimile No.:  314-552-7104
                            Telephone No.:  314-552-6104

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          To Buyer:         Morgan Niko, Inc.
                            6151 West Century Boulevard
                            Los Angeles, CA 90045-5314
                            Attn:  Mr. Michael D. Mayer
                            Facsimile No.:  310-577-0992
                            Telephone No.:  310-642-1996

          With Copy To:     Patrick A. Sheehan, Attorney at Law
                            179 Leneuse Street
                            Biloxi, MS 39530
                            Facsimile No.:  228-432-1107
                            Telephone No.:  228-432-1112

  14.  Confidentiality.

  During the pendency of the Contingency Period and escrow, Seller shall not enter into any agreement pertaining to the Property regarding marketing or sale of the Property or any agreement regarding rental, management, maintenance, repair, or other matter affecting the Property outside the ordinary course of business without the prior written consent of Buyer. Buyer's consent shall not be unreasonably withheld or delayed.

  15.  Commission.

  Seller shall be responsible for the payment of real estate commissions or fees, if any, incurred as a result of this transaction. Seller's liability for commissions shall be limited to $50,000. Seller warrants that it has not dealt with any agents or brokers other than Rob Daniels or Bill Fleischman and Buyer shall hold Seller harmless from claims by any other agent or broker with whom it has dealt. Buyer warrants that it has dealt with no other broker or agent regarding this transaction other than Rob Daniels or Bill Fleischman and Seller shall hold Buyer harmless from the claims by any other agent with whom it has dealt.

  16.  Entire Agreement.

  This Letter, executed in duplicate, sets forth the entire agreement between the parties and may not be canceled, modified, or amended except by a written instrument executed by both Seller and Buyer.

  17.  Counterparts.

  This Letter may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

  18.  No Reservation.

  No rights shall exist between the parties until Buyer and Seller execute this Letter.

  This Letter is intended to be a binding statement of the general terms of an Agreement for Purchase and Sale. It is subject to reasonable modification as provided for in the preparation of the Escrow Instructions by the parties, and their respective counsel.

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  19.  Confidentiality.

  This Letter shall be between the signed parties and be maintained in strict confidence to the general public and employees of Seller.

  20.  Governing Law.

  This Letter shall be governed, interpreted and construed in accordance with the laws of the State of Mississippi.

  21.  Assignability.

  This Letter may be assigned to a limited liability company, a managing member of which is Buyer or Michael D. Mayer. Buyer shall not be released from any obligations hereunder by such assignments.

                                    Very truly yours,

                                    SITE REALTY, INC.

                                    By: /s/ Michael D. Mayer
                                           ---------------------------------
                                           Michael D. Mayer
                                           Chief Executive Officer

This Letter shall become a legally binding agreement when executed by the parties hereto.

AGREED AND ACCEPTED AS TO THE ABOVE:

SELLER:

PRESIDENT BROADWATER HOTEL, LLC

BY:  BROADWATER HOTEL, INC., MEMBER MANAGER

     By: /s/  John S. Aylsworth
              ---------------------------------
     Name:    John S. Aylsworth
     Title:   President & C.O.O.
     Date:    June 24, 2003